Exhibit 99.1

For Immediate Release	Contacts:	News Media Jules Andres 310-252-3529 Jules.Andres@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL ANNOUNCES 2009 ANNUAL DIVIDEND

EL SEGUNDO, Calif., Nov. 12, 2009—Mattel, Inc. [NASDAQ:MAT] announced today that the Mattel Board of Directors has approved the company’s common stock annual dividend for 2009 of seventy-five cents per share. The dividend is payable on Dec. 17, 2009, to stockholders of record on Nov. 30, 2009.

“The Mattel Board of Directors continues to demonstrate its commitment to returning excess funds to stockholders,” said Robert A. Eckert, chairman and chief executive officer of Mattel.

About Mattel

Mattel, Inc., (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel is recognized among the “100 Best Corporate Citizens,” as one of the “World’s Most Ethical Companies” and as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 29,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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